Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

Forest Laboratories Issues Revised Estimate for Q4'05 Earnings Per Share

NEW YORK, April 6, 2005 -- Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that it expects its earnings for the fiscal 2005 fourth quarter ended March 31, 2005 to be lower than previous Company guidance and current First Call mean estimate. Net sales for the quarter are expected to be approximately $614 million. The primary reason for the shortfall in the quarter is reduced inventory levels at wholesalers and chains. This negatively impacted reported quarterly sales of key products: the SSRI antidepressant Lexapro(R) and the NMDA receptor antagonist Namenda(R). The Company also recorded quarterly sales of branded Celexa(R), an SSRI antidepressant, of only $6 million, below the brand prescription demand due to wholesalers continuing to work off high inventory levels following the introduction of generic versions of the drug in October 2004. The Company projects that diluted earnings per share will be approximately $0.40 before a one-time special charge in the quarter of $91 million, or $0.25 per diluted share outstanding, related to taxes associated with $1.239 billion of funds repatriated under the American Jobs Creation Act of 2004. Including the one-time special charge, reported diluted earnings per share will be approximately $0.15. In the fourth quarter of the prior fiscal year, Forest earned $0.38 per diluted share.

Lexapro continued to increase its prescription market share during the quarter. Nevertheless, sales of Lexapro are expected to be approximately $400 million in the fourth quarter compared to $427 million in the fiscal third quarter of 2005. Data from wholesalers indicates that they reduced inventories in the quarter to approximately 15 days at March 31, 2005 from approximately 21 days at December 31, 2004 thereby resulting in a difference between prescriptions and factory sales of approximately $24 million. In addition, total reported prescription volume in the antidepressant market is projected to have declined during the quarter also contributing to the overall decline in Lexapro sales.

Sales of Namenda amounted to approximately $93 million in the fiscal fourth quarter compared to $100 million in the fiscal third quarter. Namenda's total prescription volume increased during the quarter. However, again, wholesaler and chain inventories during the quarter declined resulting in reduced sales.

Although prescription demand and ex-factory sales have heretofore been relatively consistent on an annual basis, subject to normal quarterly variation, it appears that wholesalers have reduced inventories for both of the Company's key products to significantly lower levels during the quarter ended March 31, 2005.

Cost of goods sold, selling, general and administrative and research and development expenses were within Company expectations for the quarter. Fully diluted shares outstanding declined to approximately 355,000,000 due to the Company's share repurchase activity during the quarter.

Forest plans to release its complete earnings report for the fourth quarter and full fiscal year ended March 31, 2005 as well as business and financial projections for the fiscal year ending March 31, 2006 on April 19, 2005.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements are subject to risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and on form 10-Q for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004. Actual results may differ materially from those projected.

SOURCE Forest Laboratories, Inc.